                                                                    Exhibit 99.1

REOFFER PROSPECTUS

                            TERRACE HOLDINGS, INC.

        Up to 275,000 Shares of Common Stock, Par Value $.001 Per Share


This Prospectus covers up to 275,000 shares of Common Stock Terrace Holdings, Inc., a Delaware corporation (the "Company") issued or issuable to GFC Communications Corp. of West Palm Beach, Florida ("GFC") under the Engagement Letter and Fee Agreement for Financial Communication Services, dated September 29, 1997, between the Company and GFC (the "Agreement"). Under the Agreement, GFC provides the Company with stockholder liaison and spokesperson services and similar matters. The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby, although the costs incurred in connection with their offer and sale will be borne by the Company. The Company will receive from GFC funds for the exercises of its options as described below. Should GFC exercise all of its options, the Company will receive gross proceeds from such exercises in the amount of $700,000, all of which will be added to the Company's general funds and used for working capital purposes. See "Fee Agreement."

The Company's Common Stock is currently traded in the NASDAQ SmallCap Market under the symbol "THIS."

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is December 1, 1997.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the offices of the Commission's New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and the Chicago Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Commission's Web site address is http:\\www.sec.gov.

     This Prospectus constitutes a part of a Registration Statement on Form S-8 which the Company has filed with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the Company's securities (referred to herein, together with amendments and exhibits, as the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                                  THE COMPANY

     Terrace Holdings, Inc. maintains its principal executive offices at 4100 North Hills Drive, Hollywood, Florida 33021. The telephone number is 954-894-6000.

UNLESS THE CONTEXT INDICATES OTHERWISE, ANY REFERENCE IN THIS PROSPECTUS TO THE "COMPANY" MEANS AND REFERS TO THE COMPANY AND ITS WHOLLY-OWNED SUBSIDIARIES.


                                  RISK FACTORS

     THE PURCHASE OF THE SECURITIES BEING OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. THE PURCHASE OF THESE SECURITIES SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY. PROSPECTIVE INVESTORS, PRIOR TO ANY PURCHASE, SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS AND, IN PARTICULAR, THE FOLLOWING FACTORS WHICH COULD MATERIALLY AND ADVERSELY AFFECT THE OPERATIONS AND PROSPECTS OF THE COMPANY OR AN INVESTMENT THEREIN, BEFORE MAKING A DECISION TO PURCHASE THE SECURITIES BEING OFFERED HEREBY. THE FOLLOWING IS NOT INTENDED AS, AND SHOULD NOT BE CONSIDERED, AN EXHAUSTIVE LIST.

     1. No Assurance of Profitability. To date, on a fiscal year basis, the Company has generated net losses. There is no assurance that the future operations of the Company will result in revenues or will be profitable. Should the operations of the Company be profitable, it is anticipated that the Company would retain all of its earnings in order to finance future growth and expansion.

     2. No Dividends on Common Stock. The Company does not anticipate payment of any cash dividends on its Common Stock for the foreseeable future; it being anticipated that any earnings would be retained by the Company to finance its operations and future growth and expansion.

     3. Proposed Expansion. Although the Company intends to continue to pursue a strategy of growth by acquisition, to date, it has only completed three acquisitions: the purchase, in January, 1996, of three additional Passover vacation venues (one of which was not operated in 1997), the acquisition, in February, 1997, of Deering Ice Cream (see Risk Factor 7 below) and the acquisition, in July, 1997, of A-One-A Wholesale Produce, Inc. There is no assurance that the Company will make any additional acquisitions in the near future, or if made, that any such acquisitions will add profitability to the Company. Contrary to its initial strategy in December, 1995, the Company has determined that proposed expansion by establishing additional kosher dining facilities geographically dispersed would entail substantial intensive costs both economically and in personnel. Accordingly, the Company has determined to seek growth by acquisition of existing food and food related operations. There is no assurance any such acquisitions will be available to the Company or that its acquiring such operations will add to the Company's profitability. Furthermore, competition in the Company's current principal businesses (kosher dining facilities, holiday vacation venues offering kosher foods and regional frozen desserts manufacture and sales) could significantly increase.

     4. Possible Need for Additional Financing; Possible Loss of Entire Investment. In the event that the Company's plans change and there are any delays in implementing its proposed expansion or its projections prove to be inaccurate, the Company may be required to seek additional financing or curtail its current and expansion activities. In such case, the Company will generally be required to seek additional debt or equity financing to fund the costs of continuing operations or to expand its operations. The Company has no current commitments or arrangements for additional financing and there can be no assurance that additional financing, if needed, will be available, or if available, that it can be obtained on terms satisfactory to the Company. Prospective investors should be aware that if the Company is not successful in its operations, future acquisitions or facilities that it establishes, their entire investment in the Company could become worthless. Even if the Company is successful in its expansion plans, no assurances can be given that such expansion will be successful or that investors will derive a profit from their investment. See "Use of Proceeds".

     5. Changes and Other Factors Affecting Restaurant and Holiday Vacation Industries. The restaurant, holiday vacation and frozen desserts industries are often affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns and the type, number and location of competing facilities. In addition, the labor intensiveness of these businesses, as well as factors such as inflation, increased food, labor and employee benefit costs and availability of experienced management and hourly employees may also adversely affect the restaurant, holiday vacation and frozen desserts industries in general and the Company's operations in particular.

     6. Competition. The restaurant and holiday vacation industries are highly competitive, as is the frozen dessert manufacture and sales industry, and there are numerous well-established competitors possessing substantially greater financial, marketing, personnel and other resources than the Company. These competitors include national, regional and local chains and manufacturers. The Company can also be expected to face competition from other restaurants and food service establishments, tour companies and ice cream manufacturers. In addition, there can be no assurance that consumers will regard the Company's products and services as significantly distinguishable from competitive products and services, or that substantially equivalent products will not be introduced by the Company's competitors or that the Company will be able to compete successfully.

Furthermore, certain of the Company's businesses (kosher dining facilities and holiday vacation venues offering kosher foods) are limited to specialty food products in a niche market which is specifically aimed at consumers of kosher foods. Such a market is significantly more limited than a market catering to consumers of non-kosher foods.

     7. Current Seasonal Nature of Operations. The Company's current restaurant operations are located in south Florida and are seasonal in nature since such operations rely, to a significant degree, on tourism in the winter months to sustain them. Thus, unless the Company is successful in generating significant frozen dessert sales during the summer months, the third calendar quarter (July-September) of each year is likely to generate losses. Furthermore, the Company's current holiday vacation business is limited to Passover which, in date of occurrence, approximates Easter. While the Passover vacation operations generate revenue and income and require year-round management activity, the concentration of revenues, expenses and management effort into a short period of time may have a material adverse effect upon the Company's ability to expand the number of its vacation venues unless additional qualified management personnel are engaged in this area of its operations. There can be no assurance that the Company will be able to successfully overcome these seasonal drawbacks, which may have a materially adverse effect on the Company generally.

     The Company has recently determined to dispose of its frozen dessert, food service and vacation businesses and to concentrate on its food distribution and produce processing operations. On November 21, 1997, the Company entered into an agreement to sell the assets and certain liabilities of Deering Ice Cream, Inc. to a subsidiary of Fieldbrook Farms, Inc., Dunkirk, New York, for $1,150,000 plus certain royalties over four years. Consummation of the sale is scheduled for December 9, 1997. There is no assurance that the Company will be successful in consummating the sale of Deering Ice Cream, Inc., or completing such other dispositions or that it will become profitable as a result of the foregoing.

     8. Government Regulation. Food and food related businesses are subject to various federal, state and local laws and regulations, including those related to the manufacture and sale of food and alcoholic beverages. The failure to obtain and retain food and liquor licenses or any other governmental approvals would have a material adverse effect on the Company. In addition, food processing and restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which the Company has no control. The Company may be subject to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Additionally, laws in certain states may limit or delay the Company in obtaining liquor licenses.

     9. Loss of Kosher Certification. In addition to federal, state and local laws and regulations, Jewish laws must be observed with respect to the Company's "kosher" operations. The designation of the Company's restaurants, Passover holiday vacations and frozen dessert products as "kosher" means that all the foods are prepared in accordance with Jewish dietary laws. The Company's frozen dessert products are under the supervision of the Union of Orthodox Jewish Congregations of America ("Orthodox Union"). Any restaurant located in Broward County, Florida will be under the supervision of the Orthodox Rabbinic Board of Broward and Palm Beach Counties ("ORB"). Restaurants or other food operations of the Company located elsewhere will be under the supervision of other local Rabbinic certifications generally accepted by the Orthodox Jewish community.
The Orthodox Union, ORB or other certifying Rabbinic body must approve the ingredients, foods, preparation and facility before it will certify a restaurant as "kosher." Therefore, the ability of the Company to continue successfully to maintain kosher status for its businesses is dependent upon its continued compliance with the requirements of Rabbinic certification. Loss of kosher certification would have a materially adverse effect upon the Company.

     10. Loss of PACA Licenses. The Company's A-One-A Produce & Provisions, Inc. subsidiary and its affiliate, Terrace Fresh, Inc., are subject to The Perishable Agricultural Commodities Act ("PACA") which regulates "commission merchants," "brokers" and "dealers" engaged in the business of shipping or receiving perishable agricultural commodities in interstate commerce. A-One-A Produce and Terrace Fresh currently maintain PACA licenses to distribute fresh produce, fruits and vegetables. The ability of the Company to continue successful distribution and sales of its fresh produce, fruits and vegetables is dependent upon its continued compliance with PACA. Loss of its PACA license would have a materially adverse effect on the Company.

     11. Broad Discretion in Application of Proceeds. Management of the Company has broad discretion to adjust the application and allocation of any net proceeds of funds received upon exercise of the options granted to GFC, which proceeds, if received, will be added to the Company's working capital, in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the
application and allocation of such net proceeds.   See "Use of Proceeds".

     12. No Assurance of Continued Public Trading Market or Continued Qualification for NASDAQ Inclusion. The Company's Common Stock and Warrants are listed on the NASDAQ SmallCap/sm/ Market ("NASDAQ"). If the Company is unable to satisfy the requirements for continued quotation on NASDAQ, trading, if any, in its securities would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose or to obtain accurate quotations as to the price of the

Company's securities. The above-described rules may materially adversely affect the liquidity of the market for the Company's securities.


     13.  Rule 144 Sales; Future Sales of Common Stock.   1,843,900 of the
Company's presently outstanding 5,156,400 shares of Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to a registered offering or in accordance with applicable exemptions from the registration requirements of the Securities Act. Rule 144 provides for the sale of limited quantities of restricted securities without registration under the Securities Act. In general, under Rule 144, a person (or person whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell, within any three month period, a number of shares which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144(k) also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the company and who has satisfied a two year holding period. The Company is unable to predict the effects that future sales under Rule 144 may have on the then prevailing market price of the Company's securities. Possible or actual sales of the Company's outstanding Common Stock by certain of the present shareholders under Rule 144 may, in the future, have a depressive effect on the price of the Company's securities. See "Description of Securities -Shares Eligible for Future Sale". As of the date hereof, 775,000 shares of Common Stock are available for resale pursuant to Rule 144. Notwithstanding the foregoing, certain current officers, directors, shareholders and holders of the Private Placement Warrants have agreed not to sell, transfer, assign or issue any securities of the Company for a period of eighteen months following the date of this Prospectus without the consent of the Soliciting Agent.

     Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market and, therefore, the ability of any investor to sell his securities may be dependent directly upon the number of securities that are offered and sold. Affiliates of the Company may sell their securities during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. See "Description of Securities".

     14. Future Issuances of Stock by the Company Without Shareholder Approval. Following the exercise of all of the Company's outstanding Warrants, convertible preferred stock and the options issued under the Employee Stock Option Plan, the Company will have outstanding 16,713,700 shares of Common Stock out of a total of 25,000,000 shares of Common Stock authorized. The Company also has 10,000,000 shares of Preferred Stock authorized, the rights, preferences, conversions, terms and conditions of which may be set, from time to time, by the Board of
Directors.   There are currently 3,056,650 shares of

Preferred Stock outstanding. The remaining shares of Common Stock not issued or reserved for specific purposes and the remaining shares of Preferred Stock may be issued without any action or approval of the Company's shareholders.
Although there are no present plans, agreements or undertakings involving the issuance of such shares except as disclosed in this Prospectus, any such issuance could be used as a method of discouraging, delaying or preventing a change in control of the Company or could significantly dilute the public ownership of the Company, which could adversely affect the market. There can be no assurance that the Company will not undertake to issue such shares if it deems it appropriate to do so.

     15. Market Maker's Influence on the Market. A significant amount of securities of the Company are held by customers of the Biltmore Securities, Inc. ("Biltmore") which underwrote the Company's initial public offering in December, 1995. Such customers may engage in transactions for the sale or purchase of such securities through or with Biltmore. Although it has no obligation to do so, Biltmore may make a market in the Company's securities and may otherwise effect transactions in such securities. If it participates in the market, Biltmore may exert a dominating influence on the market for the securities of the Company. Such market activity may be discontinued at any time. The price and liquidity of the Company's securities may be significantly affected by the degree, if any, of Biltmore's participation in such market.

     16. "Penny Stock" Regulations. Securities laws require certain disclosures in connection with trades in any stock defined as a "penny stock". Commission regulations generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ. Unless an exception is available, Commission regulations require the broker/dealer to deliver, prior to effecting any transaction involving a penny stock, certain information and disclosures regarding the penny stock market and the risks associated therewith.

     In addition, applicable Commission regulations provide that unless the transaction involving a penny stock is exempt under the regulations, a broker/dealer cannot effect a transaction in the penny stock unless certain sales practice requirements are met, which include the determination by the broker/dealer that transactions in penny stocks are suitable investments for the prospective purchaser and receipt by the broker/dealer from such person of a written agreement to the transaction.

     As of the date of this Prospectus, by reason of inclusion on NASDAQ, the Company's securities are exempt from the definition of penny stock. If any of the Company's securities were subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities in this offering to sell their securities in the secondary market.

     25. Limitation on Director Liability. As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its shareholders for monetary damages for breach of a director's fiduciary duty except for liability for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involved intentional misconduct or knowing violation of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and Delaware law, shareholders may have more limited rights to recover against directors for breach of fiduciary duty.


     FOR ALL OF THE AFORESAID REASONS, AND OTHERS WHICH MAY NOT BE SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THESE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR ENTIRE INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN OF THEIR INVESTMENT.

                           PRICE RANGE OF SECURITIES

Market Information

    Since the Company's initial public offering in early December, 1995, the Company's Common Stock and Warrants have been traded in the NASDAQ SmallCap Market.

    Set forth below is the range of high and low sales prices of the Common Stock and Warrants for each month since the Company's initial public offering as reported by NASDAQ for those periods. The prices represent quotations between dealers. The quotations do not include retail markups, markdowns, or commissions and may not represent actual transactions.

                                                  Bid            Ask
                                                  ---            ---
Type of Security    Quarter Ended             High    Low    High    Low
----------------    -------------             ----    ---    ----    ----
Common Stock        December 29, 1995/(1)/    6 1/8   2 1/4  7 1/8   4 1/4

                                               High/(2)/       Low/(2)/
                                               --------        --------

                    March 31, 1996              6 3/4            4 1/4
                    June 30, 1996               4 5/8            3
                    September 30, 1996          4 1/2            2 3/4
                    December 31, 1996           1 1/16             7/8
                    March 31, 1997              1 1/2            1 5/16
                    June 30, 1997               1 7/8            1 7/8
                    Sept. 30, 1997              2 1/8            2
                    November 20, 1997           2 1/4            1 7/8

                    Quarter Ended               High    Low  High    Low
                    -------------               ----    ---  ----    ---

Warrants            December 29, 1995/(1)/      1 1/2    3/4   2    1 1/2

                                               High/(2)/       Low/(2)/
                                               ---------       --------
                    March 31, 1996              2 1/2            1 1/4
                    June 30, 1996               1 3/4            1
                    September 30, 1996          1 5/8              1/2
                    December 31, 1996             5/16             5/16
                    March 31, 1997                5/8              5/8
                    June 26, 1997                 3/4              3/4
                    September 30, 1997          2 1/8            1 7/8
                    November 20, 1997           1 1/2            1 1/4


---------------------------
/(1)/ Includes only the period December 6, 1996 through December 29, 1996.
/(2)/ In February, 1996, NASDAQ changed its reporting system to no longer including Bid and Ask amounts; therefore, the prices shown for these dates only reflect the High and Low actual sales price.

Holders

    As of November 21, 1997, there were 41 and 39 holders of record of the Company's Common Stock and Public Warrants, respectively. The Company believes that it has a greater number of shareholders and Public Warrant holders because the Company believes that a substantial amount of its Common Stock and Public Warrants are held of record in street name by broker-dealers for their customers.

Dividends

    The Company has not paid any dividends on its Common Stock and does not expect to pay a cash dividend in the foreseeable future, but intends to devote all funds to the operation of its business.

                                USE OF PROCEEDS


    As noted on the cover page of this Prospectus, the Company will not receive any of the proceeds from the sale of the Common Stock by GFC. To the extent GFC exercises its options to purchase shares of Common Stock offered hereby, the Company may receive up to $700,000 from such exercises, all of which funds will be added to the Company's general working capital and used for general business purposes.

                               THE FEE AGREEMENT


     On September 29, 1997, the Company retained GFC to provide shareholder and financial communication services and to act as the Company liaison and spokesperson with respect to its shareholders and the general public. In compensation for its services under the engagement letter with GFC, the Company agreed to pay a base fee of $5,000 per month, plus reimbursement for reasonable out-of-pocket expenses. At the Company's election, this compensation may be paid in cash or in shares of Common Stock. The Company has issued 75,000 shares of Common Stock to GFC. As monthly statements are rendered by GFC, it may sell a portion of such shares at prevailing market prices to pay its fees and costs.

     In addition, the Company has granted GFC options to purchase up to 200,000 shares of Common Stock. These options are exercisable by GFC at any time until September 30, 2000, when they expire. 50,000 of such options are exercisable at $3.00 per share, 50,000 at $4.00 per share, 50,000 at $5.00 per share and 50,000 at $6.00 per share.

     There is no assurance that any of these options will be exercised by GFC. See "Price Range of Securities."

            GFC COMMUNICATIONS CORP. - THE SELLING SECURITY HOLDER


     GFC Communications Corp., located at 250 South Australian Avenue, Suite 1503, West Palm Beach, Florida 33401 does not have, and has not had, any relationship with the Company other than the bona fide business relationship based upon the engagement letter described herein. Without giving effect to the exercise of the options granted it, GFC presently owns 75,000 shares, less than 1.6% of the Company's outstanding Common Stock. Furthermore, under the Fee Agreement, to the extent such shares are not sold in payment of GFC's fees and costs billed to the Company, the shares are to be returned to the Company.

                             PLAN OF DISTRIBUTION


     GFC has advised that in accordance with the Fee Agreement, it will offer and sell the shares of Common Stock covered by this Prospectus through a registered broker/dealer of its choosing, which broker/dealer will attempt to sell such shares for GFC's account, from time to time, in the open market, at prevailing market prices. GFC will be responsible for its own brokerage commissions with respect to any such sales.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     The following documents filed by the Company with the Securities and Exchange Commission are incorporated in this Prospectus by this reference:

          (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended;

          (b) The Company's Forms 10-QSB for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended;

          (c) The description of the Company's Common Stock, par value $.001 per share (the "Common Stock") contained in the Company's Registration Statement on Form SB-2 (Commission File No. 33-96892-A), declared effective by the Commission on December 5, 1995, and any amendment or report filed with the Commission for the purpose of updating such description of Common Stock.

          (d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  COMMISSION POSITION ON INDEMNIFICATION FOR
                          SECURITIES ACT LIABILITIES


     Under Delaware law, the Company provides for indemnification of directors, officers and certain controlling persons of the Company if they are sued in connection with their activities by or on behalf of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions for indemnification, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.